                                                                    Exhibit 99.1

                                          Kathleen S. Dvorak
                                          Sr. Vice President, Investor Relations
                                           and Financial Administration
                                                     or
                                          Randall W. Larrimore
                                          President and Chief Executive Officer
                                          United Stationers Inc.
                                          (847) 699-5000

                                          FOR IMMEDIATE RELEASE


                           UNITED STATIONERS REPORTS
                    RECORD THIRD-QUARTER SALES AND EARNINGS
                     AND ANNOUNCES SHARE REPURCHASE PROGRAM

DES PLAINES, Ill., Oct. 23, 2000--United Stationers Inc. (Nasdaq: USTR) today reported record sales and earnings for the three and nine months ended September 30, 2000. The company also announced that its board of directors has authorized a $50 million share repurchase program.

RECORD SALES AND EARNINGS FOR THIRD QUARTER AND YEAR-TO-DATE
Sales rose 13.8%, and earnings per share were up 16.9% for the latest quarter. Net sales reached a record $999.0 million--up 15.6% when adjusted for equivalent workdays--versus $877.8 million in the prior-year quarter. Net income was $26.4 million for the three months, an increase of 18.5% compared with $22.3 million in 1999. Diluted earnings per share reached $0.76 for the quarter, compared with $0.65 for the same period last year.

Year-to-date sales increased 16.2% to $2.9 billion, compared with $2.5 billion for the first three quarters in 1999. Nine-month net income was $73.1 million (excluding the second quarter 2000 extraordinary item of $6.5 million, net of tax), up 25.4% from $58.3 million. Earnings per share on a diluted basis were $2.10 for the nine months (excluding the extraordinary item), up 28.0%, versus $1.64 for the same period last year.

RECORD RESULTS IN THE FACE OF STRONG PRIOR-YEAR PERFORMANCE
"This is our 18th consecutive quarter of record sales and earnings," said Randall Larrimore, president and chief executive officer. "This performance demonstrates that United Stationers' commitment to provide high service levels, combined with fulfillment excellence, is being well-received by our customers.

"We are pleased that our rate of sales growth has remained solid even as we compare against strong revenues in the prior year. Our July 2000 acquisitions of Azerty Canada and CallCenter Services accounted for approximately 4% of the 15.6% growth in the quarter," Larrimore added. "Our sales increase reflects high levels of demand in all product categories and across all business units. In particular, we have seen sustained strength in office furniture and janitorial and sanitation products.


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"Our gross margin and operating expense ratios for the third quarters of 2000 and 1999 remained flat at 16.4% and 11.0%, respectively. We incurred approximately $1.7 million of expenses in the third quarter of 2000 for our third-party fulfillment and logistics business, bringing year-to-date expenses to approximately $3.9 million. Excluding these expenses for the current quarter, our operating expense ratio would have been 10.8%," Larrimore explained.

SHARE REPURCHASE PROGRAM
The Board of Directors has authorized a share repurchase program of up to $50.0 million of the company's common stock. Purchases will be made from time-to-time in the open market or in privately negotiated transactions. United Stationers currently has 34.3 million shares outstanding.

"We continuously explore acquisition and growth opportunities, and evaluate the best use of our capital," Larrimore said. "Given current market conditions, we believe the repurchase of our stock is a timely investment at an extremely attractive valuation. The repurchase program will be funded through the company's senior revolving credit facility."

THE ORDER PEOPLE
In July, United Stationers established THE ORDER PEOPLE to operate as its third-party fulfillment provider for items other than office products. This operation is designed to capitalize on United Stationers' core competencies in fulfillment and distribution, value-added marketing services and customer care. THE ORDER PEOPLE expanded its breadth of services by acquiring CallCenter Services and purchasing a powerful enterprise eCRM software package, also in July. This positions THE ORDER PEOPLE for rapid growth by adding cutting-edge technology, size, and scalability.

"During the third quarter, we have focused on laying the groundwork for rock-solid operations and customer care functionality for the clients of THE ORDER PEOPLE. In the next few months, THE ORDER PEOPLE will have the infrastructure necessary to execute its business plan," Larrimore continued. "This will include a unique set of cutting-edge outsourcing solutions, plus a state-of-the-art distribution and service center in Memphis, Tennessee, that will be operational in early November, followed by a facility in Harrisburg, Pennsylvania, that is scheduled to open in March 2001. With the addition of a planned West Coast facility, we believe we will have the optimal distribution model for third-party logistics and fulfillment. As a result of all these initiatives, we are well positioned for growth in the coming year."


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2000 AND 2001 OUTLOOK
"Looking ahead, we remain confident that United Stationers will achieve record sales and earnings for the fourth quarter and full year," Larrimore added. "Earnings per share for 2000 are expected to be in the range of $2.87 to $2.90.

"The strength of our business has enabled us to make strategic investments in THE ORDER PEOPLE. Capital expenditures for 2000 of $25 million--related to our core business--will be significantly lower than originally anticipated. Capital expenditures for 2000 related to THE ORDER PEOPLE will be approximately $15 million, bringing 2000 capital expenditures to a total of $40 million," Larrimore said. "We anticipate capital expenditures for 2001--including capital necessary to complete the infrastructure for THE ORDER PEOPLE--to be approximately $45 million.

"Moving into 2001, we believe that United Stationers will achieve its goal of 6-to-9% organic sales growth, and an earnings per share increase of approximately 15%," Larrimore concluded.

CONFERENCE CALL
United Stationers will host a conference call on Wednesday, Oct. 25, at 8:00 a.m. (Central Time) to discuss third quarter performance and the outlook for the full year. To listen to the conference call, visit the investor relations section of the company's Website at www.unitedstationers.com at least 15 minutes before the call, and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, which will also be located on the investor relations section of United Stationers' Website, approximately two hours after the call's conclusion and will remain available for one week.

FORWARD-LOOKING STATEMENTS
WITH THE EXCEPTION OF STATEMENTS ON HISTORICAL EVENTS, THE INFORMATION PRESENTED IN THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE INFORMATION PRESENTED HERE. THE RISKS AND UNCERTAINTIES AFFECTING THIS RELEASE INCLUDE, BUT ARE NOT LIMITED TO, ASSESSING THE MARKET POTENTIAL FOR THIRD-PARTY SERVICE PROVIDERS, THE SUCCESS OF THE ORDER PEOPLE AND e-NITED, THE INTEGRATION OF ACQUISITIONS, CHANGES IN END-USERS' DEMANDS FOR BUSINESS PRODUCTS, CUSTOMER CREDIT RISK, THE COMPANY'S RELIANCE ON CERTAIN KEY SUPPLIERS, THE EFFECTS OF FLUCTUATIONS IN MANUFACTURERS' PRICING AND GENERAL ECONOMIC CONDITIONS, AND THE HIGHLY COMPETITIVE ENVIRONMENT IN WHICH THE COMPANY OPERATES. A DESCRIPTION OF THESE AND OTHER FACTORS THAT COULD AFFECT THE COMPANY'S BUSINESS ARE SET FORTH IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE COMPANY'S LATEST 10-K AND 10-Q.


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COMPANY OVERVIEW
United Stationers Inc., with trailing 12-month sales of $3.8 billion, is North America's largest distributor of business products to resellers. Its integrated computer-based distribution system makes more than 35,000 items available to 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 39 United Stationers Supply Co. regional distribution centers, 21 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, and three distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company a 98+ percent order fill rate, a 99.5 percent order accuracy rate, and a 99 percent on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.


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                     UNITED STATIONERS INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (unaudited)

                                           FOR THE THREE MONTHS ENDED        FOR THE NINE MONTHS ENDED
                                        -------------------------------   --------------------------------
                                        Sept. 30, 2000   Sept. 30, 1999   Sept. 30, 2000    Sept. 30, 1999
                                        --------------   --------------   --------------    --------------
Net sales                               $      998,976   $      877,802   $    2,907,261    $    2,502,816
Cost of goods sold                             835,080          733,752        2,437,234         2,096,609
                                        --------------   --------------   --------------    --------------

Gross profit                                   163,896          144,050          470,027           406,207

Operating expenses:
   Warehousing, marketing and
      administrative expenses                  110,015           96,200          319,376           276,713
                                        --------------   --------------   --------------    --------------

Income from operations                          53,881           47,850          150,651           129,494

Interest expense, net                            6,855            6,853           19,826            21,963

Other expense                                    2,834            2,575            8,215             7,032
                                        --------------   --------------   --------------    --------------

Income before income taxes
   and extraordinary item                       44,192           38,422          122,610           100,499

Income taxes                                    17,765           16,129           49,491            42,201
                                        --------------   --------------   --------------    --------------

Income before extraordinary item                26,427           22,293           73,119            58,298

Extraordinary item - loss on early
   retirement of debt, net of tax
   benefit of $4,248                                --               --            6,476                --
                                        --------------   --------------   --------------    --------------

Net income                              $       26,427   $       22,293   $       66,643    $       58,298
                                        ==============   ==============   ==============    ==============

Net income (loss) per common share -
     assuming dilution:
     Income before extraordinary item   $         0.76   $         0.65   $         2.10    $         1.64
     Extraordinary item                             --               --            (0.19)               --
                                        --------------   --------------   --------------    --------------

     Net income per share               $         0.76   $         0.65   $         1.91    $         1.64
                                        ==============   ==============   ==============    ==============

Average number of common shares
    (in thousands)                              34,926           34,472           34,890            35,448
                                        ==============   ==============   ==============    ==============


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                     UNITED STATIONERS INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (dollars in thousands, except share data)
                                   (unaudited)

                                                                     September 30,
                                                             ----------------------------
                                                                 2000            1999
                                                             ------------    ------------
ASSETS
  Current assets:
    Cash and cash equivalents                                $     22,525    $     12,601
    Accounts receivable, net                                      342,977         257,419
    Inventories                                                   597,484         536,841
    Other current assets                                           24,348          32,760
                                                             ------------    ------------
           Total current assets                                   987,334         839,621

  Property, plant and equipment, net                              186,059         170,317
  Goodwill, net                                                   181,326         177,986
  Other                                                            18,650          18,355
                                                             ------------    ------------
           Total assets                                      $  1,373,369    $  1,206,279
                                                             ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                                         $    377,577    $    346,043
    Accrued liabilities                                           152,273         146,952
    Current maturities of long-term debt                           38,220           8,462
                                                             ------------    ------------
           Total current liabilities                              568,070         501,457

  Deferred income taxes                                            21,382          28,886
  Long-term obligations                                           308,563         295,108
                                                             ------------    ------------
           Total liabilities                                      898,015         825,451

  Stockholders' equity:
    Common stock, $0.10 par value; authorized -
       100,000,000 shares, issued - 37,213,207 in 2000 and
       37,212,178 in 1999                                           3,721           3,721

    Additional paid-in capital                                    301,579         303,366
    Treasury stock, at cost - shares outstanding -
        2,940,330 in 2000 and 3,237,667 in 1999                   (44,851)        (49,410)

    Retained earnings                                             214,905         123,151
                                                             ------------    ------------
           Total stockholders' equity                             475,354         380,828
                                                             ------------    ------------
           Total liabilities and stockholders' equity        $  1,373,369    $  1,206,279
                                                             ============    ============


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